CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AQR Funds of our report dated November 20, 2025, relating to the financial statements and financial highlights, which appears in AQR Large Cap Multi-Style Fund, AQR Small Cap Multi-Style Fund, and AQR International Multi-Style Fund’s Annual Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 29, 2026